As filed with the  Securities  and  Exchange  Commission  on August 14,
1998.




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                             Norwood Financial Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Pennsylvania                                         23-2828306
-------------------------------                        -------------------------
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                                 717 Main Street
                          Honesdale, Pennsylvania 18431
                                 (717) 253-1455
                    (Address of principal executive offices)

                             Norwood Financial Corp.
                                Stock Option Plan
                            ------------------------
                            (Full Title of the Plan)

                            Gregory A. Gehlmann, Esq.
                               Ruel B. Pile, Esq.
                             Linda Delivorias, Esq.
                      Malizia, Spidi, Sloane & Fisch, P.C.
                               1301 K Street, N.W.
                                 Suite 700 East
                             Washington, D.C. 20005
                                 (202) 434-4660
            (Name, address and telephone number of agent for service)

                         ------------------------------

                                          CALCULATION OF REGISTRATION FEE
================================================================================================================================
Title of                                                   Proposed                  Proposed                 Amount of
Securities to                    Amount to             Maximum Offering          Maximum Offering            Registration
be Registered                  be Registered            Price Per Share              Price (2)                 Fee (2)
-------------                  -------------            ---------------             -----------               --------
Common Stock
$.10 par value                   500,000(1)                   (2)                   $13,189,979               $3,891.04
================================================================================================================================

(1) The maximum number of shares of common stock issuable upon exercise of options granted or to be granted under the Norwood Financial Corp. Stock Option Plan consists of 500,000 shares which are being registered under this Registration Statement and for which a registration fee is being paid. Additionally, an indeterminate amount of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions are being registered hereunder for which no additional fee is required.
(2) Under Rule 457(h) of the 1933 Act, the registration fee may be calculated, inter alia, based upon the price at which the stock options may be exercised. 500,000 shares are being registered hereby, of which 51,950 shares are under an option at an exercise price of $16.72 per share ($868,604 in the aggregate). The remainder of such shares, which are not presently subject to options (448,050 shares), are being registered based upon the closing price of the common stock of Norwood Financial Corp. as reported on the "Nasdaq National Market" on August 5, 1998, of $27.5 per share ($12,321,375 in the aggregate) for a total offering of $13,189,979.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Norwood Financial Corp. Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("Securities Act").

         Such document(s) are not being filed with the Securities and Exchange Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference
--------------------------------------------------------

         The following documents filed by Norwood Financial Corp. (the "Company" or "Registrant") with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

         (a) The Company's Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 29, 1996 and amendments thereto;

         (b) The Company's Annual Report on Form 10K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1997;

         (c) The Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 1998 and March 31, 1998, as filed with the Securities and Exchange Commission; and

         (d) The Company's Definitive Proxy Statement related to the 1998 Annual Meeting of Stockholders as filed with the Commission.

         All documents filed by the Company pursuant to Sections 13, 14, or 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") after the date hereof and prior to the termination of the offering of the shares of Common Stock shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

         The Company shall furnish without charge to each person to whom the Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Norwood Financial Corp., 717 Main Street, Honesdale, Pennsylvania 18431, telephone number (717) 253-1455.

         All information appearing in this Registration Statement and the Prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities.
-----------------------------------

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.
------------------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
---------------------------------------------------

         The officers, directors, agents, and employees of the Company are indemnified with respect to certain actions pursuant to the Articles of Incorporation. In addition, directors may not be held liable with respect to certain breaches of their fiduciary duties. In general, the fiduciary duty of a director provides that a director of the Company will discharge his or her duties to the Company in good faith and with that degree of diligence, care, and skill which ordinary prudent persons would exercise under similar circumstances and in a like position. In general, the duty of loyalty provides that a director of the Company will not place himself or herself in a position where a personal interests would prevent such person from acting for the best interests of the Company.

         Pennsylvania corporate law provides broad statutory indemnification for directors, officers, employees, and agents including the right to maintain insurance. Pennsylvania law requires mandatory indemnification for expenses if a representative of a company is successful on the merits or otherwise, in either a third party or derivative action.

         Under Pennsylvania law, a corporation may, but is not required to, indemnify its directors, officers, employees, and agents against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding (other than an action by or in the right of the corporation) if the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, that such person did not have reasonable cause to believe that his or her conduct was unlawful.

         Pennsylvania law also allows for indemnification in actions or proceedings by or in the right of the corporation if the person to be indemnified was not adjudged to be liable, or despite an adjudication of liability, such person is fairly and reasonably entitled to indemnity of certain expenses, as determined by the same court that adjudged such person liable.

         Pennsylvania requires that indemnification payments (other than mandatory payments) may be made only on a case-by-case basis. In addition, payments may be advanced by a company to cover expenses upon the receipt by the company of an undertaking by the individual to be indemnified to repay such payments if indemnification is later determined to not be available to that individual.

         The aforementioned indemnification provisions under Pennsylvania law are non-exclusive. A Pennsylvania corporation may grant additional indemnification rights through its bylaws or through an agreement, a vote of stockholders, or a vote of disinterested directors and may create a fund of any nature to secure its indemnification obligations.

         Pennsylvania law also allows for the limitation of liability of directors. A provision in the article of incorporation or bylaws may provide that a director will not be personally liable for monetary damages for any actions taken unless the director has breached or failed to perform such director's fiduciary duty, and the breach or failure consists of self-dealing, willful misconduct, or recklessness. With respect to the performance of a director's duty, Pennsylvania allows a director to rely in good faith on opinions, information, reports, and financial data presented to such person by officers or employees of the company, counsel, and accountants as to matters which the director reasonably believes to be in the expert competence of such person, and committees of the board on which the director does not serve. With respect to the declaration of dividends or other distribution of assets, directors of a Pennsylvania corporation are not liable to the corporation if they rely and act on good faith on the information described in the statute. However, if they fail to so act, and the failure is willful and reckless, Pennsylvania law places express statutory liability on directors in these areas. Pennsylvania law also assumes that directors assent to all actions taken at board meetings unless they take specific steps to establish that they have not so assented.

         The Articles of Incorporation provides for indemnification in derivative suits only if the director, officer, employee, or agent is successful on the merits or otherwise, or such director acted in good faith in the transaction which is the subject of the action in a manner such director reasonably believed to be in, or not opposed to, the best interests of the Company. Such a person shall not be indemnified in respect of any claim, issue, or matter as to which such director has been adjudged liable to the Company unless the court in which the suit was brought determines, that despite the adjudication, but in view of the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Articles of Incorporation provide further for the proration of amounts to be indemnified where necessary, for the advance payment by the Company of expenses (including attorneys' fees), if the person receiving the payment undertakes in writing to repay such amounts if it is determined that such person is not entitled to such indemnification, and permits the Company to purchase insurance on the aforementioned persons regardless of the indemnification provisions against liability.

         In the event any portion of the Articles of Incorporation with respect to indemnification is invalidated by a court, the Company may nevertheless indemnify each director, officer, employee, and agent as to any costs, charges, expenses (including attorneys' fees), judgment, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, to the full extent permitted by any applicable part of the Articles of Incorporation which has not been invalidated and to the full extent permitted by applicable law.

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

         Not applicable.

Item 8.  Exhibits
-----------------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9.  Undertakings
---------------------

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Securities Act of 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Norwood Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Honesdale in the Commonwealth of Pennsylvania, on the 11th day of August 1998.

                         Wayne Bank


                         By:  /s/ Lewis J. Critelli
                              --------------------------------------------------
                              Lewis J. Critelli
                              Senior Vice President and Chief Financial Officer (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Norwood Financial Corp., do hereby severally constitute and appoint Lewis J. Critelli, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Lewis J. Critelli may deem necessary or advisable to enable Norwood Financial Corp. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Lewis J. Critelli shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



By:      /s/ William W. Davis, Jr.                 By: /s/ Russell L. Ridd
         ---------------------------------------       -------------------------
         William W. Davis, Jr.                         Russell L. Ridd
         President and Chief Executive Officer         Chairman of the Board


Date:    August 11, 1998                          Date: August 11, 1998



By:      /s/ Edward C. Kasper                     By:  /s/ Lewis J. Critelli
         ---------------------------------------       ------------------------
         Edward C. Kasper                              Lewis J. Critelli
         Senior Vice President                         Senior Vice President and
                                                       Chief Financial Officer

Date:    August 11, 1998                         Date:   August 11, 1998

By:      /s/ John H. Sanders                     By:  /s/ Joseph A. Kneller
         ---------------------------------------      --------------------------
         John H. Sanders                              Joseph A. Kneller
         Senior Vice President                        Vice President


Date:    August 11, 1998                         Date:  August 11, 1998



By:      /s/ Harold A. Shook                     By:  /s/ Charles E. Case
         --------------------------------------       --------------------------
         Harold A. Shook                              Charles E. Case
         Director                                     Director


Date:    August 11, 1998                         Date:  August 11, 1998



By:      /s/ John E. Marshall                    By:   /s/ Daniel J. O'Neill
         ---------------------------------------       -------------------------
         John E. Marshall                              Daniel J. O'Neill
         Director and Secretary                        Director


Date:    August 11, 1998                         Date:   August 11, 1998



By:      /s/ Dr. Kenneth A. Phillips             By:   /s/ Gary P. Rickard
         ---------------------------------------       -------------------------
         Dr. Kenneth A. Phillips                       Gary P. Rickard
         Director                                      Director


Date:    August 11, 1998                         Date:   August 11, 1998



By:      /s/ John J. Weidner
         ---------------------------------------
         John J. Weidner
         Director


Date:    August 11, 1998

                                INDEX TO EXHIBITS


Exhibit                                    Description                     Page
-------                                    -----------                     ----

  4.1             Norwood Financial Corp. Stock Option Plan                   10

  4.2             Form of Stock Option Agreement to be entered into           24
                  with respect to Incentive Stock Options

  5.1             Opinion of Malizia, Spidi, Sloane & Fisch, P.C. as to the   29
                  validity of the Common Stock being registered

  23.1            Consent of Malizia, Spidi, Sloane & Fisch, P.C. (appears    --
                  in their opinion filed as Exhibit 5.1)

  23.2            Consent of Independent Auditors                             32

  24              Reference is made to the Signatures section of this         --
                  Registration Statement for the Power of Attorney contained therein